UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009. The following additional proxy solicitation materials are expected to be mailed to shareholders on August 3, 2009.

Insured Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114

July 31, 2009

VERY IMPORTANT NOTICE TO SHAREHOLDERS:

•	AS EXPLAINED FURTHER BELOW, THE CURRENT MEMBERS OF THE BOARD OF DIRECTORS INTEND TO SUBMIT TO SHAREHOLDERS A PROPOSAL FOR THE LIQUIDATION OF THE FUND IF THEY ARE RE-ELECTED ON AUGUST 12.

•	PLEASE SUPPORT THE RE-ELECTION OF CURRENT FUND MANAGEMENT.

•	CURRENT FUND MANAGEMENT IS BEST POSITIONED TO OVERSEE THE ORDERLY LIQUIDATION OF THE FUND IF SHAREHOLDERS DECIDE TO LIQUIDATE THE FUND AND HAVE THE PROCEEDS SENT TO THEM. SHAREHOLDERS WOULD BE ASKED TO APPROVE LIQUIDATION AT A SPECIAL SHAREHOLDERS MEETING TO BE HELD LATER THIS YEAR – MOST LIKELY THIS FALL.

•	PLEASE VOTE YOUR SHARES NOW ON THE ENCLOSED WHITE CARD OR FOLLOW THE INSTRUCTIONS FOR ONLINE OR TELEPHONE VOTING ON ANY ENCLOSED VOTING INSTRUCTION FORM.

The moment of decision has arrived for your fund.

On August 12, we will hold our annual stockholders meeting. With that date less than two weeks away, we are mindful of the fact that, based on current vote tallies, it appears likely that Phillip Goldstein and three other Bulldog nominees will be elected to the Board. This would mean that Mr. Goldstein and his nominees would hold a majority of Board seats, and would be in a position to control the future direction of the fund.

Mr. Goldstein has stated in his proxy materials that if his nominees are elected to the Board, they intend to “methodically and opportunistically raise enough cash...to conduct a significant self-tender offer for the common shares at or close to NAV.” (Letter to Shareholders from Bulldog Investors, filed with the SEC on July 20, 2009.)

Implementing a substantial tender offer for shares of this fund would be complicated. It would require the liquidation of a significant portion of the fund’s portfolio securities to raise the necessary cash to pay tendering shareholders. It would also require the fund to reduce the amount of its outstanding leverage to comply with asset coverage requirements imposed by law and to preserve the AAA rating of the fund’s auction preferred shares.

The fund’s current Board and its investment advisor, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), believe that a substantial tender offer would result in a much smaller fund, which would affect adversely long-term management and performance, and result in a higher level of fund expenses. These results could decrease the fund’s yield and possibly decrease market demand for fund shares. This could also eventually increase the fund’s discount, perhaps significantly for long-term investors, and even impede shareholders who might want to exit the fund through a tender offer but who do not have all their tendered shares accepted if a tender offer were oversubscribed.

The Board and UBS Global AM believe that the interests of shareholders would be better served by liquidating the fund rather than conducting a substantial tender offer. Liquidation would allow portfolio securities to be sold, the leverage to be unwound and the proceeds distributed to all shareholders in an orderly and equitable manner. UBS Global AM believes that an orderly liquidation of the fund’s portfolio holdings such as it is now recommending is very important for shareholders. It would reduce the risk that an unwinding of leverage positions could result in “fire sale” prices being realized given limited liquidity for many municipal securities. A “disorderly” liquidation could significantly reduce the proceeds shareholders would receive from a sale of portfolio holdings, which would not be in their best interests.

Frankly, we also do not want to see the fund suffer a slow death through serial tender offers that could disadvantage those who might have purchased the fund for their long-term investment goals.

If the incumbent directors are re-elected at the August 12 annual stockholders meeting, they will submit to a vote of shareholders a proposal to dissolve and subsequently liquidate the fund. The special meeting of shareholders to consider this proposal is expected to be scheduled for this fall, and, if the proposal is approved, the fund would be liquidated and the proceeds distributed to all shareholders as soon as reasonably practicable thereafter.

In the event that the incumbent directors are not re-elected and the dissidents acquire control of the Board, the current Board has requested that UBS Global AM attempt to work with the newly elected directors to provide investment advisory and administrative assistance for the period provided in its contract to transition the fund’s management to an investment advisor designated by the new Board.

We are disappointed by the present circumstances and wish to express our sincere thanks to those shareholders who have been supportive of the fund and its existing management. We believe that the fund has delivered significant value to investors and would have been able to do so in the future had the circumstances been different. The two leading independent proxy advisory firms have recently issued detailed reports evaluating both management’s and the dissidents’ positions and have recommended that shareholders support current management on all items being voted upon at the August 12 meeting. However, the most currently available information indicates that a significant percentage of shareholders do not see the value in the fund continuing in its present form. While we welcomed the recommendations of the two independent proxy advisory firms, we must accept the reality that a very significant percentage of the fund is owned by activist investors who have an agenda which is very different than our long-term, risk-aware approach to the stewardship of the fund’s assets.

PLEASE VOTE YOUR SHARES ON THE ENCLOSED WHITE PROXY CARD AND RETURN IT AS SOON AS POSSIBLE. ALTERNATIVELY, SOME INVESTORS MAY BE ABLE TO VOTE ONLINE OR BY TELEPHONE FOLLOWING THE INSTRUCTIONS ON ANY ENCLOSED VOTING INSTRUCTION FORM.

If you have any questions about voting your shares, please call our proxy solicitation firm, Georgeson Inc. toll-free at 1-877-278-9670.

We thank you for your continued support.

Sincerely,

The Directors of Insured Municipal Income Fund Inc.